SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

PACIFIC ALLIANCE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-51777	87-0445849
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1661 Lakeview Circle, Ogden, UT  84403

(Address of principal executive office)

Registrant's telephone number, including area code: (801) 399-3632

Copies to:

Elliott N. Taylor, Esq. Parsons Behle & Latimer 201 South Main Street, Suite 1800 Salt Lake City, UT 84111 Phone: (801) 532-1234 Fax: (801) 536-6111	John C. Thompson, Esq. John C. Thompson, LLC 1371 East 2100 South, #202 Salt Lake City, Utah 84105 Phone: (801) 363-4854 Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.   UNREGISTERED SALES OF EQUITY SECURITIES.

Pursuant to a Private Placement Memorandum dated July 17, 2009, and supplement dated January 1, 2010 (the “Offering”), we sold an additional 1,115,848 Series B Convertible Preferred shares for gross proceeds of $1,115,848 to a limited number of accredited investors.  The initial term of the Offering was to expire on December 29, 2009, and as of that date we had sold an 2aggregate of 1,836,700 Series B Shares for gross Offering proceeds of $1,836,700.  However, the Company and the Placement Agent mutually agreed to extend the term of the Offering until January 31, 2010 (the “Extended Offering Period”). Taking into account the additional 1,115,848 Series B Convertible shares sold during the Extended Offering Period we sold 2,942,548 Series B Preferred shares for gross Offering proceeds of $2,952,548.  Each shares of Series B Preferred is convertible into one shares of our common stock.

 In connection with the Offering, we compensated the placement agent with a cash commission of 10% of the aggregate amount raised, approximately $295,255 and issued it 295,255 shares of our restricted common stock.

For these issuances, Pacific relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933.  Pacific relied on this exemption based on the fact that persons being issued such shares were either accredited investors or persons who had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in Pacific.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  February 4, 2010

PACIFIC ALLIANCE CORPORATION

By: /S/ Steven Clark

Steven Clark

Chief Executive Officer/President